Exhibit 99.1
Roblox Reports September 2022 Key Metrics
SAN MATEO, Calif. -- October 17, 2022 -- Roblox Corporation (NYSE: RBLX), a global platform bringing millions of people together through shared experiences, today released certain key metrics for the month of September 2022.
September 2022 Metrics
•Daily active users (DAUs) were 57.8 million, up 23% year-over-year.
•Hours engaged were 4.0 billion, up 16% year-over-year.
•Estimated bookings were between $212 million and $219 million, up 11% - 15% year-over-year1.
•Estimated average bookings per daily active user (ABPDAU) were between $3.67 and $3.79, down 7% - 10% year-over-year1.
•Estimated revenue was between $171 million and $180 million, which represents a year-over-year change of -2% - +3%2.
1 The strengthening of the US Dollar against the Euro, British Pound, and other foreign currencies during 2022 has had an adverse impact on bookings. We estimate that the impact of foreign currency fluctuations led to a reduction of approximately 6% in the year-over-year growth rate for September bookings. On a constant currency basis, we estimate bookings growth would have been 17% - 21% year-over-year and ABPDAU would have been down 2-5% year-over-year.
2 During the quarter ended September 30, 2022, the Company completed its quarterly assessment of its paying user life estimate, which is used for revenue recognition of durable virtual items and calculated based on historical monthly retention data for each payer cohort to project future participation on the Roblox Platform. Based on this assessment, the Company updated its paying user life estimate to 28 months from 25 months in the prior two quarters. As a result of this change in estimate, July and August 2022 estimated revenue (as reported on August 9, 2022 and September 15, 2022, respectively) were adjusted down by approximately $43 million and $38 million, respectively. These adjustments are not reflected in the estimated revenue range for September. This change in estimate also had no impact on bookings.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The estimated September 2022 Key Metrics are forward-looking statements and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. The forward-looking statements included in this press release represent our views as of the date of this press release. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements or from Company expectations due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including our quarterly report on Form 10-Q for the quarter ended June 30, 2022 and other filings and reports that we may file from time to time with the SEC. We anticipate that subsequent events and developments may cause our views to change and all monthly Key Metrics are subject to normal quarter end review and potential adjustments. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Past performance is not necessarily indicative of future results and quarterly performance may materially differ from aggregation of the monthly Key Metrics for each month within the quarter.

About Roblox
Roblox’s mission is to connect a billion people with optimism and civility. Every day, tens of millions of people around the world have fun with friends as they explore millions of immersive digital experiences. All of these experiences are built by the Roblox community, made up of millions of creators. We believe in building a safe, civil, and diverse community—one that inspires and fosters creativity and positive relationships between people around the world. For more information, please visit corp.roblox.com.
CONTACTS
Stefanie Notaney
Roblox Corporate Communications
press@roblox.com
ROBLOX and the Roblox logo are among the registered and unregistered trademarks of Roblox Corporation in the United States and other countries. © 2022 Roblox Corporation. All rights reserved.
Source: Roblox Corporation